EXHIBIT 10.15

AMENDMENT TO EXECUTIVE BENEFIT AGREEMENT

This Amendment to Executive Benefit Agreement (the "Amendment") is made and entered into as of May 9, 2015 ("Effective Date") by and between Symmetry Surgical, Inc., a Delaware corporation (the "Company"), and Thomas J. Sullivan (the "Executive").

WITNESSETH

WHEREAS, Executive and Company have entered into that certain Executive Benefit Agreement (the “Agreement”) dated on or about November 28, 2014, which agreement was filed with Company’s Form 10-K filed on March 13, 2015; and

WHEREAS, Executive and Company desire to make certain revisions and modifications to the Agreement to remove the potential for anomalous annual changes in separation payments related to a Change in Control (as defined therein);

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.
Maintenance of Terms. All terms in the Agreement shall remain in full force and effect unless otherwise specifically modified herein. Defined terms in the Agreement shall have the same meanings herein unless otherwise defined herein.

2.    Severance Benefits. Section 4 of the Agreement, entitled “Severance Benefits” is hereby deleted in its entirety and replaced with the following:

Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid cash incentive bonus for any previous completed year. In addition, upon a Qualifying Termination, Executive shall receive the following benefits ("Severance Benefits"), less any amounts required to be withheld under applicable law or at Employee’s direction, subject to the conditions set forth in this Amendment and the Agreement, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination. With respect to the Severance Benefits described below and as applicable, such amounts shall be made, or commence (if other than lump sum), as applicable, on the Company's next regularly scheduled payroll date for salaried employees following the date on which Executive's release of claims hereunder becomes effective (but only if such release becomes effective within the 75-day period following Executive's separation from service (within the meaning of Code Section 409A)); provided, that the payment of Severance Benefits required under this Section shall be made or commence (as applicable) in the second calendar year if such 75-day period begins in one calendar year and ends in the subsequent calendar year. If Executive revokes or does not sign the Release Agreement during such 75-day period, no severance or other benefits shall be payable hereunder.

a.
Company shall pay to Executive an amount equal to the greatest of: i) 2.99 times the average of his average annual cash compensation (not including any severance payments, however) over the prior four calendar years (or such shorter period should Executive not have been employed by Company for such four calendar year period at the time of a Qualifying Termination and service for a predecessor employer if so allowed under applicable laws and regulations) and, as a fifth component of the average, his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented), or ii) 2.99 times his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented). In no event shall Executive's target base salary or target annual bonus prior to the Qualifying Termination be less than Executive's base salary and target annual bonus on the Effective Date of the Agreement or any higher amount established after the Effective Date of this Agreement. The amount due under this Subsection a shall be paid in equal installments on the Company's normal and customary pay days over twelve months following the Qualifying Termination (the "Severance Period").

b.
If the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following a Change in Control, as defined in Subsection f below, then in lieu of the payments described in Subsection a above, the Company shall pay Executive an amount equal to $4.5 million in a lump sum. If the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following a Change in Control, as defined in Subsection f below, then the number of months in the Severance Period (for purposes of Subsection c below) shall be twenty-four (24).

c.
In addition to the payments required under Subsections a. or b hereof., as applicable, Executive shall be entitled to a lump sum cash payment equal to the product of $1,250 multiplied by the number of whole calendar months measured from the effective date of Executive's Qualifying Termination through the date on which Executive is scheduled to attain age 65, which payment is intended to defray the cost of health insurance coverage for Executive and his dependents (following the exhaustion of any applicable COBRA continuation coverage). In addition, the following benefits and payments shall be provided during the applicable Severance Period. The Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage for himself and his eligible dependents, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the Qualifying Termination, no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by Executive. Such reimbursed premiums are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's COBRA reimbursement under this subsection shall end at the same time. In addition to the foregoing, Executive shall be entitled to retain possession and use of any Company cellular telephone on the terms that exist as of his Qualifying Termination; Executive may also retain the telephone number, although must obtain a new contract of service at the shorter of six (6) months following a Qualifying Termination or the date a subsequent employer provides a replacement. Executive shall also be entitled to retain possession and use of any Company automobile on the terms that exist as of his Qualifying Termination for a period equal to the shorter of six (6) months following a Qualifying Termination or the date a subsequent employer provides a replacement.

d.    Notwithstanding anything to the contrary herein, if, as of the date Executive's employment terminates, Executive is a "key employee" within the meaning of Section 416(i) of the Internal Revenue Code (the "Code") and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs. "Deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

e.    In the event that any benefits payable to Executive as a result of a Change in Control (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Subsection e, would be subject to the excise tax imposed by Section 4999 of the Code, then any such parachute payments shall be provided to Executive either: i) to such lesser amount as would result in no portion of such parachute payments being subject to the excise tax (the 'Cutback Amount'); or ii) in the full amount of the “parachute payments” to the extent any such benefit payments hereunder are deemed to be such to which he is entitled hereunder, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by Executive, on an after-tax basis, of the greatest net payment, notwithstanding that all or a portion of such payment may be subject to the excise tax under Code Section 4999. Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection e. will be made in writing by independent public accountants as the Company and Executive agree

(the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. The fees and costs associated with the Accountants’ work shall be borne exclusively by the Company. For purposes of making the calculations required by this Subsection e, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. It is also agreed by Company and Executive that Executive’s compensation earned while employed at Symmetry Medical Inc. shall be included in any calculation hereunder so long as it is captured by the applicable look-back periods under 280G and 4999 and Company represents that it has obtained an opinion of counsel and Ernst & Young that such inclusion is proper and allowed under applicable laws and regulations. Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

f.	As used in this Agreement, a "Change in Control" of the Company means:

i.
The acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company;

ii.
The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

iii.	A reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination:

a.
more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.
at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.	A complete liquidation or dissolution of the Company; or

v.	The sale or other disposition of all or substantially all of the assets of the Company.

Despite any other provision of this Subsection f to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

g.
As used herein, any voluntary resignation by Executive shall be for "Good Reason" if the resignation follows any of these events: a material reduction in Executive's base salary or target cash or equity participation from its level as of the Effective Date of this Agreement or any higher level established hereafter (in a single or multiple reductions) (and the parties agree that Executive’s initial equity grant equals a three-year target grant for both equity and cash variable compensation and that no further grants are required hereunder until the third anniversary thereof, which grants shall be at or above the percentage target levels set forth in the offer letter to which this Agreement is attached); a material reduction in Executive's duties or responsibilities from those that exist on the Effective Date of this Agreement or as established hereafter; a modification in Executive’s reporting structure so that he does not report to the Board of Directors of the Company; or a material breach or repudiation by the Company of its obligations under this Agreement or any other agreement prescribing the terms and conditions of his employment.

h.
Notwithstanding anything to the contrary herein, or in any other agreement between Executive and Company, upon a Qualifying Separation related to a Change in Control, Executive shall vest and be fully entitled to receive free and clear of any contractual restrictions on transfer any shares of Restricted Stock, Stock Options or Restricted Stock Units granted under any Equity Plan adopted now or hereafter by the Company that are subject only to a time-based vesting period on the date before the Change in Control occurs, the receipt of which would be considered to be a “parachute payment,” in an amount equal to the highest value that, when considered in aggregation with any other parachute payments to which he is entitled hereunder or otherwise, would not subject Executive to additional excise or other additional tax pursuant to Code Section 4999 or cause the Company to lose any deduction on compensation expense pursuant to Code Section 280G.

5.    Waiver, Modification and Complete Agreement. Except as modified by a court of competent jurisdiction pursuant to the blue pencil doctrine or otherwise, or as set forth herein, no provision of this Amendment or the Agreement may otherwise be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Amendment or the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Amendment or the Agreement, and the terms set forth herein completely supersede any contrary or inconsistent terms in any other agreement, offer letter or understanding that Executive and Company have in place or to which they have agreed.
6.    Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above.

SYMMETRY SURGICAL, INC.

By: _______________________________

Printed Name: _____________________

Title: _____________________________

EXECUTIVE:

__________________________________
Thomas J. Sullivan